Exhibit 10.19

INDEMNIFICATION AGREEMENT

GRAVES OIL & BUTANE CO. (GOBCO) OPERATIONS AND PROPERTIES

As agreed to within the PDSA, and as previously acknowledged in the SDRA and the FASDRA, the "Obligors" to the PDSA, Capco Energy (as limited below), Meteor Marketing, Meteor Enterprises, Graves Oil & Butane, Sedco, and Ilyas Chaudhary personally, with total and combined authority for Ilyas Chaudhary to execute this agreement on behalf of all named parties above, for themselves and their respective successors and assigns, hereby agree to indemnify, defend and hold harmless GFILP and the Estate and their respective heirs, successors, assigns, agents, representatives, and attorneys from all claims, demands, damages, consequential damages, punitive damages, contracts, breach of warranties, liabilities, alleged violations of Environmental Laws, injuries to persons or bordering properties or both, actions and causes of action of every kind or nature, both known and unknown, including any encroachment, survey or boundary dispute, arising from or as connected to any GOBCO properties or any Environmental Condition resulting from or relating to the operations of GOBCO or any assets, leases, or properties formerly or presently owned or operated by GOBCO. This Agreement supercedes and replaces Paragraph 5.E. of the SDRA. Capco Energy is limited to $250,000 cumulative obligation for any and all claims, penalties, or obligations under this Indemnification Agreement and previous environmental indemnification obligations.

It is the obligation of the Obligors to defend and provide indemnification hereunder, and shall expire on the latter of the following events: on October 21, 2011. or until the final resolution of all known, pending, or threatened Environmental Condition or other disputed conditions or actions as recited in this Agreement relating to GOBCO and or the Secured properties which may arise or that are of record either before or prior to October 21,2011. Any GOBCO or third party site that has been mentioned or mapped for either suspect risk or actual environmental activity in any past or future environmental reports generated for GOBCO since the year of 2000 through the date of October 21,2011 without release, cure, or NFA or any she that has received a notice or demand from an Environmental Agency or a third party for investigation, clean up or other dispute shall be subject to the obligor's continuing indemnification until a closure or release letter from the appropriate party or agency has been received.

The continued obligations shall continue on all such sites after October 21, 2011 until a closure letter from State agency is received. With respect to sites on which there is a continuing obligation, the obligation shall provide indemnification for claims from the State agency and for any other claims related to the property, including claims from adjacent third parties.

The Obligors further agree to provide the GFILP during the effective period of this Agreement: a) any material reports, notices, actions, disputes, Environmental findings of any type relating to the GOBCO or the Secured Properties This does not include regular ongoing communications between GOBCO and the Petroleum Storage Bank Bureau of New Mexico or similar agency in Colorado on sites that have ongoing work as of December 20,2005; b) Documentation from any applicable federal, state, or local governmental office or agency, that any Environmental Condition relating to GOBCO or any Secured Property has been resolved and closed with no further action required. The Obligors will provide the foregoing reports or documents to the GFILP within thirty (30) days of receipt or creation of the referenced documents.

Failure of the Obligors to perform on any terms of this Agreement, either by refusal to act within sixty (60) days written notice from the GFILP on any proved event that the Obligors indemnity covers, or by failure of the Obligors to act upon any government office or agency demand or notice by sixty (60) days, will cause a penalty of $50.000 due from the Obligors directly to the GFILP. Said penalty will serve of no credit to any action, fine or costs to this Agreement, only for the benefit of the GFILP- Said penalty does not relieve Obligors of any obligations under this Agreement. Default of The Obligors to make said payment within thirty (30) days of written demand by the GFILP, will cause the penalty payment to become a judgment against the Obligors in favor of the GFILP with interest accruing at eight percent (8%) from the date of notice.

This agreement is subject to Binding Arbitration (3 member panel) within 30 days of any incurred default to this Agreement by the Obligors or any incurred dispute between the parties which terminates the indemnity. The judgment of the Arbitration will be final and without appeal.

AGREED AND ACCEPTED BY-ILYAS CHAUDHARY,

Individual^

__________________________________
Signature
Printed Name: __________________________

AGREED AND ACCEPTED BY: CAPCO ENERGY

Printed Name:
Title: ___________________________